Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

among

NATUS MEDICAL INCORPORATED,

SUMMER ACQUISITION CORPORATION

and

BIO-LOGIC SYSTEMS CORP.

Dated as of October 16, 2005

i

ii

AGREEMENT AND PLAN OF MERGER, dated as of October 16, 2005 (this “Agreement”), among Natus Medical Incorporated, a Delaware corporation (“Parent”), Summer Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Bio-logic Systems Corp., a Delaware corporation (the “Company”).

A. The parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the “Merger”), with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”), on the terms and subject to the conditions of this Agreement and pursuant to the General Corporation Law of the State of Delaware (the “DGCL”).

B. The Boards of Directors of both of Parent and Merger Sub and the Board of Directors of the Company (the “Board”) have determined that the Merger is in the best interests of their respective companies and stockholders and have approved and declared advisable this Agreement and the transactions contemplated hereby. The Board of Directors of the Company has determined, subject to the terms and conditions of this Agreement, to recommend to the Company stockholders the approval of this Agreement and the Merger.

C. Concurrently with the execution and delivery of this Agreement, and as a material inducement to Parent’s willingness to enter into this Agreement, each stockholder of the Company listed on Exhibit A-1 is executing and delivering to Parent a Voting Agreement substantially in the form attached hereto as Exhibit A-2 (each, a “Voting Agreement”) under which such stockholder agrees to vote all shares of the Company’s capital stock beneficially owned by it, and over which such stockholder has voting power, in favor of this Agreement and the transactions contemplated hereby and to give Parent a proxy to do the same.

D. Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Definitions.

(a) For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“beneficial owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) under the Exchange Act.

“business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in the City of New York.

“Company IT Systems” means all IT Systems used in the business of the Company or any Subsidiary.

“Competing Transaction” means any of the following (other than the Merger): (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Subsidiary; (ii) any sale, lease, exchange, transfer or other disposition of all or a substantial part of the assets of the Company or of any of the Subsidiaries, other than in the ordinary course of business; (iii) any sale, exchange, transfer or other disposition of 16% or more of any class of equity securities of the Company or of any of the Subsidiaries; (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 16% or more of any class of equity securities of the Company or of any of the Subsidiaries; (v) any solicitation in opposition to the adoption of this Agreement by the Company’s stockholders; or (vi) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger.

“control” (including the terms “controlled by” and “under “common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

“Environmental Laws” means any United States federal, state, local or non United States laws, statutes, ordinances, regulations, rules, codes, orders, other requirements of law and common law relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) exposure or alleged exposure to Hazardous Substances; (iii) the manufacture, handling, transport, recycling, reclamation, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iv) pollution, natural resource damages or protection of the environment, health or safety.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company or any Subsidiary and which, together with the Company or any Subsidiary, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Hazardous Substances” means (i) those substances defined in or regulated under the following United States federal statutes and their state and local counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos, mold and radon; and (v) any other contaminant, substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Healthcare Law” means the following laws or regulations relating to the regulation of the healthcare industry (as such laws are currently enforced or as interpreted at the Effective Time by existing, publicly available judicial and administrative decisions and regulations): (i) Sections 1877, 1128, 1128A or 1128B of the Social Security Act (the “SSA”); (ii) the licensure, certification or registration requirements of healthcare facilities, services or equipment; (iii) any state certificate of need or similar law governing the establishment of healthcare facilities or services or the making of healthcare capital expenditures; (iv) any state law relating to fee-splitting or the corporate practice of medicine; (v) any state physician self-referral prohibition or state anti-kickback law; (vi) any criminal offense relating to the delivery of, or claim for payment for, a healthcare item or service under any federal or state healthcare program; and (vii) any federal or state law relating to the interference with or obstruction of any investigation into any criminal offense.

“Intellectual Property” means, collectively, all of the following worldwide legal rights, whether or not filed, perfected, registered or recorded, that may exist under the laws of any jurisdiction to and under all: (i) patents, patent applications, statutory invention registrations, patent rights, including all continuations, continuations-in-part, divisions, reissues, reexaminations or extensions thereof, whether now existing or hereafter filed, issues or acquired, and all inventions, whether or not patentable (ii) trademarks, service marks, domain names, (including, but not limited to Internet domain names, Internet and World Wide Web URLs, and domain name registrations and pending applications therefore) trade dress, logos, trade names, corporate names, and other identifiers of source or goodwill, including registrations and applications for registration thereof, (iii) rights associated with works of authorship (including audiovisual works) including mask works and copyrights, including copyrights in Software, and registrations and applications for registration thereof, and (iv) rights relating to the protection of trade secrets, know-how, invention rights, and other confidential or proprietary technical, business and other information, including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, and all rights in any jurisdiction to limit the use or disclosure thereof.

“IT Systems” means computer systems, programs, networks, hardware, Software, databases, operating systems, Internet websites, website content and links and equipment used to process, store, maintain and operate data, information and functions.

“knowledge of the Company” means the actual knowledge of any director or executive officer (as defined in Rule 3b-7 under the Exchange Act) of the Company. An executive officer of the Company shall be deemed to have knowledge of such matters in this Agreement which refer to the “knowledge of the Company” if such knowledge could have been obtained through such executive officer’s inquiring of those employees of the Company who report directly to such executive as to such matter.

“Licensed Intellectual Property” means Intellectual Property licensed to the Company or any Subsidiary pursuant to the Licenses.

“Licenses” means (i) licenses of Intellectual Property or IT Systems by the Company or any Subsidiary to any third party, (ii) licenses of Intellectual Property or IT Systems by any third party to the Company or any Subsidiary, (iii) agreements between the Company or any Subsidiary and any third party relating to the development or use of Intellectual Property or IT Systems, the development or transmission of data, or the use, modification, framing, linking, advertisement, or other practices with respect to Internet web sites, and (iv) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Owned Intellectual Property or any other Intellectual Property used in, intended to be used in, or held for use in connection with the business of the Company or any Subsidiary.

“Material Adverse Effect” means, when used in connection with Parent, on the one hand, or Company or any Subsidiary, on the other, any event, circumstance, change or effect (any such item, an “Effect”) that, individually or in the aggregate with any other events, circumstances, changes and effects occurring after the date hereof, is or is reasonably likely to be materially adverse to (i) the business, financial condition, assets, liabilities or results of operations of such entity and its subsidiaries taken as a whole or (ii) the ability of such entity to consummate the Merger; provided, however, that none of the following shall be deemed to constitute a Material Adverse Effect on such entity: (A) any Effect that results from changes affecting any of the industries or countries in which such entity operates generally or the economy or financial markets generally (provided that such Effect does not affect such entity in a materially disproportionate manner as compared to other similarly-situated participants in the industry in which such entity operates), (B) any Effect resulting from weather or any natural disaster, (C) any Effect resulting from the announcement, pendency or consummation of the transaction contemplated by this Agreement or resulting from the taking of any action required by this Agreement or (D) any Effect from any change resulting from any change in laws affecting such entity (provided that such Effect does not affect such entity in a materially disproportionate manner as compared to other similarly-situated participants in the industry in which such entity operates).

“NASDAQ” means the Nasdaq Stock Market, Inc.

“Owned Intellectual Property” means Intellectual Property owned by the Company or any Subsidiary.

“Per Share Amount” means $8.77.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Software” means computer software, programs and databases in any form, including Internet web sites, web content and links, all versions, updates, corrections, enhancements, and modifications thereof, and all related documentation.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries. (For the avoidance of doubt, for the definition of “Subsidiary” with a capitalized “S”, see Section 3.01.)

“Superior Proposal” means an unsolicited written bona fide offer made by a third party that is not subject to a financing condition to consummate any Competing Transaction on terms that the Board determines, in its good faith judgment (after having consulted with its financial advisor), to be more favorable to the Company’s stockholders than the Merger; provided that, for purposes of this definition, the percentage referred to in clauses (iii) and (iv) of the definition of “Competing Transaction” shall be 50%.

“Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Tax Return” means any return, report, schedule, declaration, estimate or election (including attachments to any of the foregoing) filed or required to be filed with any Governmental Authority or taxing authority with respect to Taxes.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Action	§3.09
Agreement	Preamble
Board	Recitals
Certificate of Merger	§2.02
Certificates	§ 2.09(b)
Change in the Company Recommendation	§ 6.04(c)
Code	§ 3.10(a)
Company	Preamble
Company 401(k) Plan	§6.12
Company Indemnification Provisions	§ 6.05(a)
Company Indemnified Persons	§ 6.05(a)
Company Stock Awards	§ 3.03(a)
Company Stock Option	§2.07
Company Stock Option Plans	§2.07
Company Stockholder Approval	§3.04
Confidentiality Agreement	§6.03
DGCL	Recitals

Disclosure Schedule	Article III
Dissenting Shares	§2.08
Effective Time	§2.02
Environmental Permits	§3.16
ERISA	§ 3.10(a)
Exchange Act	§ 3.07(a)
FDA	§ 3.24(d)
GAAP	§ 3.07(b)
Governmental Authority	§ 3.05(b)
IRS	§ 3.10(a)
Indemnification Period	§ 6.05(b)
Law	§ 3.05(a)
Lease Documents	§ 3.13(b)
Liens	§ 3.13(a)
Material Contracts	§ 3.18(a)
Merger	Recitals
Merger Consideration	§ 2.06(a)
Merger Sub	Preamble
Notice of Superior Proposal	§ 6.04(c)
Option Payment	§2.07
Parent	Preamble
Paying Agent	§ 2.09(a)
Permits	§ 3.06(a)
Permitted Liens	§ 3.13(a)
Plans	§ 3.10(a)
Proxy Statement	§3.12
SEC	§ 3.07(a)
SEC Reports	§ 3.07(a)
Securities Act	§ 3.07(a)
Share	§ 2.06(a)
Stockholders’ Meeting	§6.01
Subsidiary	§ 3.01(a)
Surviving Corporation	Recitals
Voting Agreement	Recitals
2005 Balance Sheet	§ 3.07(c)

ARTICLE II

THE MERGER

SECTION 2.01 The Merger.

Upon the terms hereof and subject to the conditions set forth in Article VII, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company.

SECTION 2.02 Effective Time; Closing.

As promptly as practicable after the conditions to the Merger set forth in Article VII have been satisfied (and in no event later than the fifth day thereafter), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger in the form attached hereto as Exhibit B (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the “Effective Time”). Immediately prior to such filing of the Certificate of Merger, a closing (the “Closing”) shall be held at the offices of Fenwick & West LLP, 801 California Street, Mountain View, California, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII.

SECTION 2.03 Effect of the Merger.

At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 2.04 Certificate of Incorporation; By-laws.

(a) At the Effective Time, the Certificate of Incorporation of Merger Sub shall be amended and restated in its entirety to be identical to the Certificate of Incorporation attached hereto as Schedule 2.04(a) until thereafter amended as provided by law and such Certificate of Incorporation.

(b) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

SECTION 2.05 Directors and Officers.

The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

SECTION 2.06 Conversion of Securities.

At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a) Each share of the Company’s common stock, par value $0.01 per share, (a “Share”), issued and outstanding immediately prior to the Effective Time(and including, without limitation, each share of “restricted stock” issued under the Company’s 2004 Stock Incentive Plan)(other than any Shares to be canceled pursuant to Section 2.06(b) and any Dissenting Shares (as hereinafter defined)) shall be canceled and shall be converted automatically into the right to receive an amount equal to the Per Share Amount (the “Merger Consideration”) payable in cash, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.09, of the certificate that formerly evidenced such Share (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit and bond, if required, in the manner provided in Section 2.09(d));

(b) Each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

SECTION 2.07 Employee Stock Options.

Effective as of the Effective Time, each option to purchase shares of Company common stock (each such option, a “Company Stock Option”) under the Company’s 1994 Stock Option Plan, as amended, or the Company’s 2004 Stock Incentive Plan (together, the “Company Stock Option Plans”), that is outstanding and unexercised as of such date shall terminate and be cancelled. In consideration for the cancellation thereof, each holder of a Company Stock Option that is outstanding and unexercised immediately prior to the Effective Time shall be entitled (subject to the provisions of this Section 2.07) to be paid by Parent, with respect to each share of Company common stock subject to the Company Stock Option, an amount in cash (subject to any applicable withholding taxes) equal to the excess, if any, of the Per Share Amount over the applicable per share exercise price of such Company Stock Option (the “Option Payment”). Any such payment shall be subject to all applicable federal, state and local tax withholding requirements. The Company shall take all necessary action to approve the disposition of the Company Stock Options held by directors and “officers” (as defined in Rule 16a-1(f) under the Exchange Act for purposes of this Section) in connection with the transactions contemplated by this Agreement to the extent necessary to exempt such dispositions and acquisitions under Rule 16b-3 of the Exchange Act.

SECTION 2.08 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration as provided in Section 2.06(a). Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.09, of the certificate or certificates that formerly evidenced such Shares (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit and bond, if required, in the manner provided in Section 2.09(d)).

(b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

SECTION 2.09 Surrender of Shares; Stock Transfer Books.

(a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably satisfactory to the Company to act as agent (the “Paying Agent”) for the holders of Shares to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.06(a), and as promptly as practicable after the Effective Time, Parent shall deposit with the Paying Agent all the cash necessary to pay for the Shares of Company common stock converted into the right to receive Merger Consideration pursuant to 2.06(a) and the aggregate amount of the Options Payments payable to holders of Company Stock Options pursuant to Section 2.07. Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation.

(b) (i) As promptly as practicable after the Effective Time, Parent shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.06(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit and bond, if required, in the manner provided in Section 2.09(d))) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit and bond, if required, in the manner provided in Section 2.09(d)), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, as promptly as practicable, the Merger Consideration for each Share formerly evidenced by such Certificate, and, upon payment of such Merger Consideration, such

Certificate shall be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If the payment equal to the Merger Consideration is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Merger Sub that such taxes either have been paid or are not applicable.

(ii) Upon the Effective Time, the Company shall deliver to the Paying Agent an electronic listing, suitable for the Paying Agent’s use, of each holder of Company Stock Options as of the Effective Time, provided that such listing shall be in form and content reasonably satisfactory to Parent. Parent shall instruct the Paying Agent to deliver the Option Payment due each such holder in accordance with Section 2.07 as promptly as practicable following the Effective Time.

(c) At any time following the sixth month after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares or Company Stock Options (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to Parent (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration or Option Payment that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, none of Parent, the Surviving Corporation and the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

(d) In the event any Certificates shall have been lost, stolen or destroyed, Parent shall cause the Paying Agent to deliver in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to Section 2.06(a); provided, however, that Parent may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to indemnify Parent, the Surviving Corporation, the Paying Agent or any of their respective representatives or agents against any claim that may be made against such party with respect to the Certificates alleged to have been lost, stolen or destroyed; and provided, further, that Parent may, in its reasonable discretion, and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against such claim.

(e) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except the right to receive the Merger Consideration and as otherwise provided herein or by applicable law.

SECTION 2.10 Withholding Rights.

Each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement in respect of Shares or Company Stock Options such amount as it is required to deduct and withhold with respect to the making of such payment under the Code or any Law. To the extent that amounts are so withheld, (i) they shall be timely paid to all appropriate Governmental Authorities and (ii) such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent and Merger Sub to enter into this Agreement, and except as disclosed in the disclosure schedule prepared by the Company and delivered by the Company to Parent and Merger Sub prior to the execution and delivery of this Agreement (the “Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub that:

SECTION 3.01 Organization and Qualification; Subsidiaries.

(a) Each of the Company and each subsidiary of the Company (each a “Subsidiary”) is a corporation duly organized, validly existing and in good standing (with respect to any Subsidiary organized under the laws of any foreign jurisdiction, to the extent applicable to such jurisdiction) under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the Merger and would not have a Material Adverse Effect on the Company. The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not prevent or materially delay consummation of the Merger and would not have a Material Adverse Effect on the Company.

(b) A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary, the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary, and the names of the directors and officers of each Subsidiary, is set forth in Section 3.01(b) of the Disclosure Schedule. Except as disclosed in Section 3.01(b) of the Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

SECTION 3.02 Certificate of Incorporation and By-laws.

The Company has heretofore made available to Parent a complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary. Such Certificates of Incorporation, By-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Certificate of Incorporation, By-laws or equivalent organizational documents.

SECTION 3.03 Capitalization.

(a) The authorized capital stock of the Company consists of 40,000,000 Shares. As of the date of this Agreement, (i) 6,733,245 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) zero Shares are held in the treasury of the Company, (iii) zero Shares are held by the Subsidiaries, and (iv) 1,303,814 Shares are reserved for future issuance pursuant to outstanding Company Stock Options and other purchase rights (the “Company Stock Awards”) granted pursuant to the Company Stock Option Plans. Except as set forth in this Section 3.03, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. Section 3.03 of the Disclosure Schedule sets forth the following information with respect to each Company Stock Award outstanding on the date of this Agreement: (i) the name and address of the Company Stock Award recipient; (ii) the particular plan pursuant to which such Company Stock Award was granted; (iii) the number of shares of Company common stock subject to such Company Stock Award; (iv) the exercise or purchase price of such Company Stock Award; (v) the date on which such Company Stock Award was granted; (vi) the applicable vesting schedule; (vi) the date on which such Company Stock Award expires; (vii) the tax status (i.e., incentive stock options or non-qualified stock options) and (viii) whether the exercisability of or right to repurchase of such Company Stock Award will be accelerated in any way by the transactions contemplated by this Agreement. No options to purchase Company common stock from the Company are outstanding other than options granted pursuant to the Company Stock Option Plans. The Company has made available to Parent accurate and complete copies of all Company Stock Option Plans. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Option as a result of the Merger. All outstanding shares of Company common stock, all outstanding Company Stock Options and all outstanding shares of capital stock of each Subsidiary have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Laws and (ii) all requirements set forth in applicable contracts.

(b) Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or any Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.

SECTION 3.04 Authority Relative to This Agreement.

The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, the approval of this Agreement and the Merger by the holders of a majority of the then-outstanding Shares, (“Company Stockholder Approval”), and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Board has unanimously approved this Agreement and the Merger and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203(a) of the DGCL shall not apply to the Merger. To the knowledge of the Company, no other state takeover statute is applicable to the Merger.

SECTION 3.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, and the consummation of the Merger by the Company will not, (i) conflict with or violate the Certificate of Incorporation, By-laws or any resolution, currently in effect, adopted by the Board or the stockholders of the Company or any equivalent organizational documents of the Company or any Subsidiary, (ii) assuming that all consents, approvals and other authorizations described in Section 3.05(b) have been obtained and that all filings and other actions described in Section 3.05(b) have been made or taken, conflict with or violate any United States or non-United States national, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any Material Contract (as defined in Section 3.18).

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States or non-United

States national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business, (ii) the filing with, and clearance by, the SEC of the Proxy Statement (as defined in Section 3.12) and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, in accordance with the Exchange Act, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under those merger control laws or regulations of any jurisdictions set forth on Section 3.05(b) of the Disclosure Schedule and (iv) such consents approvals, orders and authorizations as may be required by “blue sky” laws and the securities laws of any foreign country.

SECTION 3.06 Permits; Compliance.

(a) Section 3.06 of the Disclosure Schedule contains a complete and accurate list of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Permits”). Each of the Company and the Subsidiaries is in possession of all Permits. No suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened. Neither the Company nor any Subsidiary is, in any material respect, in default, breach or violation of, (a) any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, including, without limitation, with respect to design, labeling, testing and inspection of the Company’s or any Subsidiaries’ products, and any Law of the United States Food and Drug Administration, or (b) any Material Contract (as defined in Section 3.18) or Permit.

(b) (i) the Company has not received, at any time since January 1, 1999, any formal notice or other formal communication from any Governmental Authority or any other person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Permit, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Permit, and (ii) all applications required to have been filed for the renewal of any Permit have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to any such Permit have been duly made on a timely basis with the appropriate Governmental Authority.

SECTION 3.07 SEC Filings; Financial Statements.

(a) The Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since February 29, 2004, including (i) its Annual Reports on Form 10-K for the fiscal years ended on the last day of February of each of the years 2004 and 2005, respectively (ii) its Quarterly Reports on Form 10-Q for the periods ended May 31, 2005 and August 31, 2005, (iii) all proxy statements relating to the

Company’s meetings of stockholders (whether annual or special) held since February 29, 2004 and (iv) all other forms, reports and other registration statements required to be filed by the Company with the SEC since February 29, 2004 (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above being, collectively, the “SEC Reports”). The SEC Reports (i) were prepared in accordance with either the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (except that the unaudited interim consolidated financial statements do not reflect normal year-end adjustments and other adjustments described therein and do not contain footnote disclosure of the type associated with audited financial statements).

(c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries at August 31, 2005, including the notes thereto (the “2005 Balance Sheet”), neither the Company nor any Subsidiary has incurred any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for (i) any liabilities and obligations incurred in the ordinary course of business consistent with past practice since August 31, 2005 and (ii) any liabilities and obligations (A) for financial and legal advisors and other out of pocket costs incurred in connection with the transactions contemplated hereby or (B) otherwise incurred as required or expressly permitted by this Agreement.

(d) The Company has heretofore made available to Parent complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

(e) To the knowledge of the Company, each director and executive officer of the Company has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since February 29, 2004.

(f) The Company maintains disclosure controls and procedures required by Rule 13a-15; such controls and procedures are effective to provide reasonable assurance that all material information concerning the Company and the Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents. As used in this Section 3.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(g) The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has made available to Parent complete and correct copies of all written policies, manuals and other documents promulgating such internal accounting controls.

(h) Since February 28, 2003, neither the Company nor any Subsidiary nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Subsidiary, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing the Company or any Subsidiary, whether or not employed by the Company or any Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company pursuant to Section 307 of the Sarbanes-Oxley Act of 2002, and the SEC’s rules and regulations promulgated thereunder. Since February 28, 2003, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, principal financial officer, the Board or any committee thereof.

(i) All accounts receivable of the Company and its Subsidiaries reflected on the 2005 Balance Sheet or arising thereafter have arisen from bona fide transactions in the ordinary course of business, have been recorded in accordance with SEC regulations and GAAP applied on a consistent basis and, to the knowledge of the Company, are not subject to valid defenses, setoffs or counterclaims, except to the extent the subject of a reserve made in accordance with GAAP. The Company’s reserve for contractual allowances and doubtful accounts is, to the knowledge of the Company, adequate and has been calculated in a manner consistent with past practices. Since the date of the 2005 Balance Sheet, neither the Company nor any of the Subsidiaries has modified or changed in any material respect the practices or methods in accordance with which the Company or any of its Subsidiaries sell goods, fill orders or record sales.

(j) All accounts payable of the Company and the Subsidiaries reflected on the 2005 Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the date of the 2005 Balance Sheet, the Company and the Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

SECTION 3.08 Absence of Certain Changes or Events.

Since February 28, 2005, except as expressly contemplated by this Agreement, (a) the Company and the Subsidiaries have conducted their businesses in the ordinary course and in a manner substantially consistent with past practice, (b) there has not been any Material Adverse Effect on the Company, provided that the Company’s financial condition, results of operations and cash flows as set forth in the Company’s financial statements as of, and for the three months ended, May 31, 2005 or in the Company’s financial statements as of, and for the three and six months ended, August 31, 2005 shall not be regarded for this purpose as a Material Adverse Effect occurring subsequent to February 28, 2005, and (c) none of the Company or any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach, in any material respect, of any of the covenants set forth in Section 5.01.

SECTION 3.09 Absence of Litigation.

There is no litigation, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Authority, nor is there any Action that seeks to materially delay or prevent the consummation of the Merger (other than, in each case, any litigation, suit, claim action or proceeding originating after the date of this Agreement with the purpose of or with the probable effect of making illegal or enjoining the consummation of the Merger or other transactions contemplated by this Agreement or seeking any action or result as set forth in Section 7.01(a)(ii)). Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of, or any current or former consultant to, the Company or any Subsidiary, but excluding any Foreign Plans (as such term is defined in Section 3.10(i)) (collectively, the “Plans”). Each Plan is in writing, and the Company has furnished to Parent or its counsel a true and complete copy of each Plan and has delivered to Parent or its counsel a true and complete copy of, each of the following documents, to the extent applicable, in their currently effective form, relating to such Plan, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three most recently filed Internal Revenue Service (the “IRS”) Form 5500s, (iv) the most recently received determination letter from the IRS for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Neither the Company nor any Subsidiary has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Internal Revenue Code of 1986, as amended (the “Code”).

(b) Except as described in Section 3.10(b) of the Disclosure Schedule, none of the Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates the Company or any Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or (iii) obligates the Company or any Subsidiary to make any payment or provide any benefit as a result of a “change in control”, within the meaning of such term under Section 280G of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary. None of the Plans provides for the lending of money to any director or officer of the Company or any Subsidiary or otherwise violates, or could reasonably be expected to violate, Section 402 of the Sarbanes-Oxley Act of 2002. Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

(c) Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code; the Company and the Subsidiaries have performed, in all material respects, all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan; no Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(d) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the IRS which could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(e) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. None of the Plans is subject to Title IV of ERISA and neither the Company nor any Subsidiary has incurred, or could reasonably be expected to incur, any liability under, arising out of or by operation of Title IV of ERISA.

(f) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.

(g) No benefit payable or that may become payable by the Company or any Subsidiary pursuant to any agreement or arrangement as a result of, in connection with or arising under this Agreement shall constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) that is subject to the imposition of an excise tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code and the regulations issued thereunder. Neither the Company nor any Subsidiary is a party to any: (i) contract agreement or arrangement with any person (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company in the nature of the Merger or any of the other transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment; or (ii) benefit plan or arrangement, any of the benefits of which shall be increased, or the vesting of benefits of which shall be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement, or any event subsequent to the Merger such as the termination of employment of any person, or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. Neither the Company nor any Subsidiary has any obligation to pay any material amount or provide any material benefit to any former employee or officer.

(h) The Company has no benefit plan which constitutes, or has since the enactment of ERISA, constituted, (i) a “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) a “multiple employer plan” as defined in ERISA or Code Section 413(c), or (iii) a “funded welfare plan” within the meaning of Code Section 419.

(i) Each benefit plan or arrangement that has been established or maintained by the Company or any Subsidiary, or that is required to be maintained or contributed to by the law or applicable custom or rule of the relevant jurisdiction, outside of the United States (each such benefit plan or arrangement, a “Foreign Plan”) is listed in Section 3.10(i) of the Disclosure Schedule. With respect to each Foreign Plan, (i) to the knowledge of the Company, such Foreign Plan has been administered in all material respects at all times in accordance with its terms and applicable law and regulations, (ii) to the knowledge of the Company, there are no pending investigations by any governmental body involving such Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (iii) to the knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any liability with respect to such Foreign Plan other than the triggering of payment to participants, and (iv) except as required by applicable law, no condition exists that would prevent the Company or any Subsidiary from terminating or amending any Foreign Plan at any time for any reason in accordance with the terms of each such Foreign Plan (other than normal and reasonable expenses typically incurred in a termination event).

(j) The Company has delivered to Parent true and complete copies of all election statements under Section 83(b) of the Code that are in the Company’s possession or subject to its control with respect to any unvested securities or other property issued by the Company or any ERISA Affiliate to any of their respective employees, non-employee directors, consultants and other service providers.

(k) Section 3.10(k) of the Disclosure Schedule lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company or any Subsidiary is a party. Each such nonqualified deferred compensation plan to which the Company or any Subsidiary is a party has been operated in good faith in accordance with Section 409A of the Code and the guidelines released thereunder. The exercise price of all Company Stock Options is at least equal to the fair market value of the Company common stock on the date such Company Stock Options were granted and, as a result, no recipient of a Company Stock Option has incurred or will incur any liability under Section 409A of the Code upon the vesting of any such Company Stock Options.

SECTION 3.11 Labor and Employment Matters.

(a) (i) There are no claims, charges or litigation pending or, to the knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees, and (ii) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees.

(b) The Company and the Subsidiaries are in material compliance with all applicable laws relating to the employment of labor, including those related to wages, hours, immigration and naturalization, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority. The Company and the Subsidiaries have withheld and paid to the appropriate Governmental Authority, or are holding for payment not yet due to such Governmental Authority, all amounts required to be withheld from employees of the Company or any Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and the Subsidiaries have paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees. There is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any Subsidiary.

(c) Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to the knowledge of the Company, threatened with respect to the Company. There is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now, to the knowledge of the Company, threatened or pending before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Subsidiary has employed, employs or has been alleged to employ any person that, if adversely determined, would individually or in the aggregate, result in any material liability to the Company.

(d) To the knowledge of the Company no employee or consultant of the Company or any Subsidiary is in material violation of (i) any contract or agreement with the Company or any Subsidiary or (ii) any restrictive covenant that purports to limit any employee’s or consultant’s ability to be employed by, or fully perform the assigned duties for, the Company or any Subsidiary, or to refrain from using trade secrets or proprietary information of others.

(e) In the past two years, there has been no “mass layoff” or “plant closing” as defined by the Workers Adjustment and Retraining Notification (“WARN”) Act, nor has there been any “employment loss” sufficient to require notice under the WARN Act, in respect of the Company.

(f) Section 3.11(f) of the Disclosure Schedule lists as of the date of this Agreement each employee of the Company and any Subsidiary who is on leave and also lists, with respect to each such employee, the anticipated date of return to full service, if applicable.

SECTION 3.12 Proxy Statement.

The proxy statement to be sent to the stockholders of the Company in connection with the Stockholders’ Meeting (as defined in Section 6.01) (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”), shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company or at the time of the Stockholders’ Meeting, contain any untrue statement of material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting which shall have become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied in writing by Parent, Merger Sub or any of Parent’s or Merger Sub’s representatives expressly for inclusion in the foregoing documents. The Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

SECTION 3.13 Real Property; Title to Assets.

(a) Section 3.13(a) of the Disclosure Schedule lists each parcel of real property currently owned by the Company or any Subsidiary. Each parcel of real property owned by the Company or any Subsidiary (i) is owned free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including, without limitation, any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer (collectively, “Liens”), other than (A) Liens for Taxes not yet due and payable, or, if due, (1) not delinquent or (2) being contested in good faith by appropriate proceedings during which collection or enforcement against the property is stayed; (B) inchoate mechanics’ and materialmen’s Liens for construction in progress; (C) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Subsidiary; (D) title retention or security interests under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (E) Liens related to purchase money obligations; (F) all matters of record; and (G) Liens and other imperfections of title and encumbrances that would not, individually or in the aggregate, have a material adverse effect on the Company’s or any Subsidiary’s, as the case may be, ability to occupy and utilize such property as currently occupied or utilized(collectively, “Permitted Liens”), and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

(b) Section 3.13(b) of the Disclosure Schedule lists each parcel of real property currently leased or subleased by the Company or any Subsidiary, with the name of the lessor and the date of the lease, sublease, assignment of the lease, any guaranty given or leasing commissions payable by the Company or any Subsidiary in connection therewith and each amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been delivered to Parent or its counsel. All such current leases and subleases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default by the Company or any Subsidiary or, to the knowledge of the Company, by the other party to such lease or sublease.

(c) There are no contractual or legal restrictions that preclude or restrict the ability to use any real property owned or leased by the Company or any Subsidiary for the purposes for which it is currently being used. To the knowledge of the Company, there are no material adverse physical conditions affecting the real property, and improvements thereon, owned or leased by the Company or any Subsidiary.

(d) Each of the Company and the Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its material personal properties and assets, tangible and intangible, necessary for the operation of its business, free and clear of any Liens, except for Permitted Liens and such imperfections of title, if any, that do not materially interfere with the present value of the subject property.

SECTION 3.14 Intellectual Property.

(a) Section 3.14(a) of the Disclosure Schedule sets forth a true and complete list of (i) all patents and patent applications, trademark and copyright registrations and applications, common law trademarks, and domain names and URLs included in the Owned Intellectual Property, (ii) all Licenses (other than licenses of commercially available off-the-shelf Software licensed pursuant to shrink-wrap or click-wrap licenses that is not material to the business of the Company or any Subsidiary), and (iii) Company IT Systems and other Owned Intellectual Property that are material to the business of the Company or any Subsidiary (excluding for this purpose any Intellectual Property included within clause (iv) of the definition of “Intellectual Property” contained herein). Section 3.14(a) of the Disclosure Schedule further sets forth a description of all proceedings or actions before any governmental body (including the United States Patent and Trademark Office or equivalent authority anywhere else in the world) related to any of the Intellectual Property owned by the Company including without limitation any (x) interference, reissue, reexamination or similar proceedings pertaining to the scope, validity and/or ownership of any of the patents of the Company and the Subsidiaries, (y) trademark opposition proceedings, or (z) proceedings relating to Internet domain names.

(b) The conduct of the business of the Company and the Subsidiaries as currently conducted and as currently contemplated to be conducted, the Company’s and the Subsidiaries’ use of the Owned Intellectual Property and, to the knowledge of the Company, Licensed Intellectual Property (other than commercially available software licensed pursuant to shrink-wrap or click-wrap licenses) and Company IT Systems in connection therewith and the publication, use, linking and other practices of the Company and the Subsidiaries related to their web sites, the content thereof and the advertisements contained therein, do not infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any third party, and no Actions are pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary alleging any of the foregoing. To the knowledge of the Company, no person is engaging in any activity that infringes upon, misappropriates or otherwise violates the Owned Intellectual Property or Licensed Intellectual Property (other than commercially available software licensed pursuant to shrink-wrap or click-wrap licenses).

(c) The Company or a Subsidiary is the exclusive owner of the entire and unencumbered right, title and interest in and to the Owned Intellectual Property. The Company and the Subsidiaries have the right to use the Owned Intellectual Property and Licensed Intellectual Property, and access and use the Company IT Systems, in the continued operation of their respective businesses as presently conducted. All necessary registration, maintenance and renewal fees currently due in connection with the Owned Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Owned Intellectual Property have been filed with the relevant governmental bodies in the United States or those foreign jurisdictions in which applications for such Intellectual Property have been filed, as the case may be, for the purposes of prosecuting, maintaining or perfecting such Owned Intellectual Property.

(d) No Owned Intellectual Property or, to the knowledge of the Company, any Licensed Intellectual Property (other than commercially available software licensed pursuant to shrink-wrap or click-wrap licenses) is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property or that would impair the validity or enforceability of such Intellectual Property. The Owned Intellectual Property and, to the knowledge of the Company, the Licensed Intellectual Property (other than commercially available software licensed pursuant to shrink-wrap or click-wrap licenses) are subsisting, valid and enforceable, and have not been adjudged invalid or unenforceable in whole or part.

(e) The Owned Intellectual Property and the Licensed Intellectual Property include all of the Intellectual Property used in the operation of the business of the Company and the Subsidiaries, and there are no other items of Intellectual Property that are material to the operation of the business of the Company or any Subsidiary. There are no IT Systems, other than the Company IT Systems, that are material to the operation of the business of the Company or any Subsidiary.

(f) To the knowledge of the Company, (i) each License is valid and enforceable, is binding on all parties thereto, and is in full force and effect; (ii) no party to any License is in material breach thereof or default thereunder; and (iii) neither the execution of this Agreement nor the consummation of any Transaction shall (x) adversely affect any of the rights of the Company or any Subsidiary with respect to the Owned Intellectual Property or Licensed Intellectual Property, or (y) impair or interrupt the Company’s or any Subsidiary’s access and use of, or their right to access and use, the Company IT Systems or, to the extent applicable, their customers’ access and use of, or their right to access and use, the Company IT Systems.

(g) The Company and the Subsidiaries have undertaken measures in accordance with normal industry practice to maintain the confidentiality of the trade secrets and other confidential Intellectual Property used in connection with the business of the Company or any Subsidiary. To the knowledge of the Company, (i) there has been no misappropriation by any person of any material trade secrets or other material confidential Intellectual Property used in connection with the business of the Company or any Subsidiary; (ii) no employee, former employee, independent contractor or agent of the Company or any Subsidiary has misappropriated any trade secrets of any other person in the course of performance as an employee, independent contractor or agent of the Company or any Subsidiary; and (iii) no employee, former employee, independent contractor or agent of the Company or any Subsidiary is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property. Without limiting the foregoing, the Company and each of its Subsidiaries has and enforces policies requiring each employee and contractor involved in proprietary aspects of the business or with Intellectual Property to execute nondisclosure and proprietary information agreements. All current employees who have contributed to the creation, invention, modification or improvement of any Intellectual Property owned by the Company or any Subsidiary, in whole or in part, have signed written agreements providing that all such Intellectual Property is owned exclusively by the Company and the Subsidiaries.

(h) To the knowledge of the Company, the Company IT Systems are free of all viruses, worms, and other known contaminants, and do not contain any errors or problems, that would (i) materially disrupt the ordinary operation of such IT Systems in the conduct of the business of the Company or any Subsidiary as presently conducted, or (ii) have a material adverse impact on the operation of other Software or operating systems. To the knowledge of the Company, the Company IT Systems do not incorporate any GNU or “open” source code or object code under which the Company IT Systems are subject to the GNU general public license, GNU lesser general public license and other “copyleft” license. The Company and the Subsidiaries have taken undertaken measures in accordance with normal industry practice to secure the Company IT Systems from unauthorized access or use by any person, and to enable the continued and uninterrupted operation of the Company IT Systems. The access and use of the Company IT Systems by the Company, the Subsidiaries and any customer thereof (to the extent applicable) in connection with the operation of the business of the Company and the Subsidiaries as currently conducted and as currently contemplated to be conducted do not violate any applicable Laws in any material respect.

SECTION 3.15 Taxes.

(a) The Company and the Subsidiaries (i) have filed all Tax Returns required to be filed by them; (ii) have timely paid all Taxes required to be paid, other than such payments as are being contested in good faith by appropriate proceedings; (iii) have established accruals and reserves for Taxes reflected in the financial statements in the Company SEC Reports that are adequate to cover all Taxes accruable through the date thereof (including interest and penalties, if any, thereon) in accordance with GAAP; (iv) have made all estimated Tax payments required to be made; and (v) have no liability for Taxes in excess of the amount so paid or accruals or reserves so established except for Taxes subsequent to the dates covered by financial statements in the Company SEC Reports incurred in the ordinary course of business. All such Tax Returns are true, accurate and complete. Neither the Company nor any Subsidiary is delinquent in the payment of any Tax or in the filing of any Returns, and no deficiencies for any Tax have been claimed, proposed, assessed or, to the knowledge of the Company, threatened against the Company or any Subsidiary. Neither the Company nor any Subsidiary has received any notification from the IRS or any other taxing authority regarding any material issues that (i) are currently pending before the IRS or any other taxing agency or authority (including any sales or use taxing authority) regarding the Company, or (ii) have been raised by the IRS or other taxing agency or authority and not yet finally resolved. No Return of the Company or any Subsidiary is under audit by the IRS or any other taxing agency or authority and any such past audits (if any) have been completed and fully resolved to the satisfaction of the applicable taxing agency or authority conducting such audit and all taxes determined by such audit to be due from the Company or any Subsidiary have been paid in full to the applicable taxing agencies or authorities. Neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax, which waiver or extension is still in effect. There are no Tax liens upon any property or assets of the Company or the Subsidiaries except liens for current Taxes not yet due or, if due, (A) not delinquent, or (B) being contested in good faith by appropriate proceedings during which collection or enforcement against the property is stayed.

(b) The Company and each Subsidiary have withheld and paid (and until the Effective Time will withhold and pay) all Taxes required to have been withheld and paid (including withholding of taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law) in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and have timely filed all withholding Tax Returns. Neither the Company nor any of the Subsidiaries (i) has liability for the Taxes of any other person (other than the Company and its Subsidiaries) by reason of having joined in the filing of a consolidated, combined or unitary Tax Return, by contract, by transferee liability or otherwise; (ii) is a party to or bound by any Tax sharing, tax indemnity, or Tax allocation agreement; (iii) has filed any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Return; (iv) has consummated, has participated in, or is currently participating in any transaction which was or is a “tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder; (v) has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company was not the ultimate parent corporation; (vi) has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(e) of the Code within the past five years; (vii) has received a written notice from a taxing authority for a jurisdiction in which a Tax Return has not been filed asserting that, or inquiring as to whether, the filing of such a Tax Return may be required; (viii) has been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired.

(c) Neither the Company, any Subsidiary, nor any “dual resident corporation” (within the meaning of Section 1503(d) of the Code) in which either the Company or any Subsidiary is considered to hold an interest, has incurred a dual consolidated loss within the meaning of Section 1503 of the Code. Neither the Company nor any Subsidiary has been or will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Merger as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Merger; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax law) executed on or prior to the Merger; (iii) intercompany transaction or any excess loss account described in Treasury Regulation under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income tax law); (iv) installment sale or open transaction disposition made on or prior to the Merger; or (v) prepaid amount received on or prior to the Merger. There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Section 269, 382, 383, 384 or 1502 of the Code (or any comparable provision of foreign, state, local or municipal law). The Company is not, and has not been at any time during the past five years, a United States real property holding corporation within the meaning of Section 897 of the Code.

SECTION 3.16 Environmental Matters.

(a) none of the Company nor any of the Subsidiaries has committed any material violation of, or has liability under, any Environmental Law; (b) none of the properties (including associated soils and surface and ground waters and building materials) currently or formerly owned, leased, used, occupied or operated by the Company or any Subsidiary are contaminated in any material respect with any Hazardous Substance; (c) none of the Company or any of the Subsidiaries is liable for any material off-site contamination by Hazardous Substances; (d) none of the Company or any of the Subsidiaries is liable under any Environmental Law, or under any contract that allocates or assigns liability or responsibility with respect to Environmental Laws or Hazardous Substances (including with respect to pending or threatened liens or claims for damages, penalties, fines or contribution) and none of the Company or any of the Subsidiaries has received any written notice of such liability, except in the case of any of the foregoing (in any of clauses (a), (b), (c) and (d)) that would not have a material effect on the Company; (e) each of the Company and each Subsidiary has all permits, licenses and other authorizations required under any Environmental Law (“Environmental Permits”); (f) each of the Company and each Subsidiary is in compliance with its Environmental Permits; and (g) neither the execution of this Agreement nor the consummation of the Merger will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law or Environmental Permit, including, without limitation, the Connecticut Transfer Act or the New Jersey Industrial Site Recovery Act.

SECTION 3.17 No Rights Agreement.

The Company has not adopted any stockholders’ rights plan or comparable arrangement.

SECTION 3.18 Material Contracts.

(a) Subsections (i) through (xvii) of Section 3.18(a) of the Disclosure Schedule lists the following types of contracts and agreements to which the Company or any Subsidiary is a party, excluding in any case any contract that has expired or terminated in accordance with its terms or otherwise under which no party has any continuing rights or obligations (such contracts and agreements as are required to be set forth in Section 3.18(a) of the Disclosure Schedule being the “Material Contracts”):

(i) each “material contract” (as such term is defined in Item 610(b)(10) of Regulation S-K of the SEC) with respect to the Company and the Subsidiaries;

(ii) each contract and agreement, whether or not made in the ordinary course of business, that contemplates an exchange of consideration with a value of more than $100,000, in the aggregate, over the term of such contract or agreement;

(iii) all contracts and agreements evidencing indebtedness for borrowed money;

(iv) all joint venture, partnership, strategic alliance and business acquisition or divestiture agreements (and all letters of intent and term sheets relating to any such pending transactions);

(v) all agreements relating to issuances of securities of the Company or any Subsidiary (and all letters of intent and term sheets relating to any such pending transactions);

(vi) all agreements between the Company, any Subsidiary or any affiliate of the Company or any Subsidiary, on the one hand, and the Company, any Subsidiary or any affiliate of the Company or any Subsidiary, on the other hand;

(vii) all exclusive distribution contracts to which the Company or any Subsidiary is a party;

(viii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Subsidiary is a party and any other contract that compensates any person based on any sales by the Company or a Subsidiary under which, in the case of a broker, dealer, distributor, or manufacturer’s representative contracts and agreements, the Company and the Subsidiaries made aggregate sales in excess of $50,000 in fiscal 2005 or under which such sales are expected to exceed $50,000 in fiscal 2006;

(ix) all management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Subsidiary or income or revenues related to any product of the Company or any Subsidiary to which the Company or any Subsidiary is a party;

(x) all contracts and agreements with any Governmental Authority to which the Company or any Subsidiary is a party;

(xi) all Licenses (other than licenses of commercially available software licensed pursuant to shrink-wrap or click-wrap licenses);

(xii) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

(xiii) all material contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Subsidiary that relates to the Company, any Subsidiary or their respective businesses;

(xiv) all agreements related to professional services rendered to the Company or any Subsidiary in connection with the Merger and this Agreement;

(xv) each warranty, guaranty or other similar undertaking with respect to any contractual performance extended by the Company or any Subsidiary (other than warranties, guarantees and other similar undertakings extended in the ordinary course of business pursuant to the Company’s standard arrangements with customers, a form of which has been provided to Parent or its counsel);

(xvi) all contracts containing a provision of the type commonly referred to as a “most favored nation” provision; and

(xvii) all other contracts and agreements, whether or not made in the ordinary course of business, the termination or breach of which would reasonably be expected to have a Material Adverse Effect on the Company.

(b) (i) All Material Contracts are valid and binding obligations of the Company except to the extent the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting the rights of creditors and the application of general principles of equity or public policy (regardless of whether such enforceability is considered in a proceeding in equity or at law); none of the Company or any Subsidiary has received any claim of material default under or cancellation of any Material Contract and none of the Company or any Subsidiary is, in any material respect, in breach or violation of, or default under, any Material Contract; (ii) to the knowledge of the Company, no other party is, in any material respect, in breach or violation of, or default under, any Material Contract; and (iii) neither the execution of this Agreement nor the consummation of the Merger shall constitute a material default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of the Company or any Subsidiary under any Material Contract. The Company has furnished or made available to Parent or its counsel true and complete copies of all Material Contracts, including any material amendments thereto.

SECTION 3.19 Customers and Suppliers.

Section 3.19 of the Disclosure Schedule sets forth a true and complete list of the Company’s top ten customers (based on the revenue from each such customer during the 12-month period ended August 31, 2005). As of the date of this Agreement, none of the Company’s customers listed in Section 3.19 of the Disclosure Schedule and no material supplier of the Company and the Subsidiaries, (i) has cancelled or otherwise terminated any contract with the Company or any Subsidiary prior to the expiration of the contract term, or (ii) to the knowledge of the Company, has threatened, or indicated its intention, to cancel or otherwise terminate its relationship with the Company or the Subsidiaries or to reduce substantially its purchase from or sale to the Company or any Subsidiary of any products, equipment, goods or services.

SECTION 3.20 Inventory.

Substantially all inventory of the Company and any Subsidiary, including consigned inventory, whether or not reflected in the 2005 Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business and is sufficient for the operation of the business of the Company and each Subsidiary in the ordinary course and consistent with past practice, except for obsolete items and items of below-standard quality that have been written off or written down to net realizable value on the 2005 Balance Sheet or on the accounting records of the Company as of the date of this Agreement or the Effective Time, as the case may be. All inventories not written off have been priced at the lower of cost or net realizable value on a first in, first out basis. To the knowledge of the Company, the quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are reasonable in the present circumstances of the Company and each Subsidiary. Schedule 3.20 sets forth the location of all items of the Company’s and each Subsidiary’s inventory, including consigned inventory, as of August 31, 2005. The Company believes that its procedures for tracking and controlling consigned inventory are adequate for such purposes.

SECTION 3.21 Company Products and Services.

(a) Each product manufactured, sold, leased or delivered by the Company or any Subsidiary has been in conformity in all material respects with any applicable Law. Neither the Company nor any Subsidiary has any material liabilities or obligations for replacement or repair thereof or other damages in connection therewith. Neither the Company nor any Subsidiary has been required to file any notice or other report with, or provide information to, any product safety agency, commission, board or other Governmental Authority concerning actual or potential hazards with respect to any product manufactured by the Company or any Subsidiary other than routine filings required of all manufacturers similarly situated. Neither the Company nor any Subsidiary has any material liabilities or obligations arising out of any injury to persons or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the Company or any Subsidiary.

(b) Since February 28, 2003 there have been no (i) recalls related to any product manufactured sold, leased or delivered by the Company or any Subsidiary, or (ii) withdrawals of any product manufactured sold, leased or delivered by the Company or any Subsidiary due to quality or safety issues.

SECTION 3.22 Insurance.

The Company and the Subsidiaries maintain insurance policies that the Company believes are of the types and in the amounts of coverage as are usual and customary in the context of the businesses and operations in which the Company and the Subsidiaries are engaged.

SECTION 3.23 Certain Business Practices.

Since February 28, 2003, none of the Company, any Subsidiary or, to the knowledge of the Company, any directors or officers, agents or employees of the Company or any Subsidiary, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any payment in the nature of criminal bribery.

SECTION 3.24 Government Regulation.

(a) To the knowledge of the Company, none of the Company, the Subsidiaries, or any of their “managing employees” (as defined at 42 C.F.R. 420.201) has been, or is being investigated with respect to, any activity that constitutes or could constitute, a material violation of any Healthcare Law.

(b) The Company and the Subsidiaries have not, and, to the knowledge of the Company, none of their managing employees (as defined at 42 C.F.R. 420.201) during his or her employment or association with the Company or the Subsidiaries has, engaged in any activity that constitutes a material violation of any Healthcare Law.

(c) Neither the Company nor any of the Subsidiaries have: (i) had a material civil monetary penalty assessed against it under Section 1128A of the SSA or any regulations promulgated thereunder; or (ii) been convicted (as that term is defined in 42 C.F.R. Section 1001.2) of any of the following categories of offenses as described in SSA Section 1128(a) and (b)(1), (2), (3), or any regulations promulgated thereunder: (A) criminal offenses relating to the delivery of an item or service under any state or federal healthcare program; (B) criminal offenses under federal or state law for misconduct in connection with the delivery of a healthcare item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local government agency; or (C) violations of federal or state laws relating to the interference with or obstruction of any investigation into any criminal offense described in this paragraph (c).

(d) Since January 1, 2002, neither the Company nor any of the Subsidiaries have received or been subject to: (i) any United States Food and Drug Administration (“FDA”) Form 483’s relating to any product manufactured, sold, leased or delivered by the Company or any Subsidiary; (ii) any FDA Notices of Adverse Findings relating to any product manufactured, sold, leased or delivered by the Company or any Subsidiary; or (iii) any warning letters or other written correspondence from the FDA or any other Governmental Authority concerning any product manufactured, sold, leased or delivered by the Company or any Subsidiary in which the FDA or such other Governmental Authority asserted that the operations of the Company or any Subsidiary were not in compliance with applicable Law, regulations, rules or guidelines with respect to any product manufactured, sold, leased or delivered by the Company or any Subsidiary.

SECTION 3.25 Brokers.

No broker, finder or investment banker (other than Dresner Securities, Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Dresner Securities, Inc. pursuant to which such firm would be entitled to any payment relating to this Agreement or the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

SECTION 4.01 Corporate Organization; Certificate of Incorporation and By-laws.

Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or delay consummation of the Merger or any of the transactions contemplated hereby. Parent has heretofore made available to the Company a complete and correct copy of the Certificate of Incorporation and the By-laws, each as amended to date, of Parent and Merger Sub. Such Certificates of Incorporation and By-laws are in full force and effect.

SECTION 4.02 Authority Relative to This Agreement.

Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the

Merger. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger or any of the other transactions contemplated hereby (other than the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms.

SECTION 4.03 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, and the consummation of the Merger and the other transactions contemplated hereby by Parent and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of either Parent or Merger Sub, (ii) assuming that all consents, approvals and other authorizations described in Section 4.03(b) have been obtained and that all filings and other actions described in Section 4.03(b) have been made or taken, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of the Merger.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) the filing of the Certificate of Merger with the Secretary of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under those merger control laws or regulations of any jurisdictions set forth on Schedule 3.05(b) and (iii) such consents, approvals, orders and authorizations as may be required under “blue sky” laws and the securities laws of any foreign country.

SECTION 4.04 Litigation.

As of the date of this Agreement, there are no claims, actions, suits, proceedings or investigations of any nature pending or, to the knowledge of Parent, threatened against Parent or Merger Sub, or any properties or assets of Parent or Merger Sub, before any Governmental

Authority that, if adversely determined, individually or in the aggregate, would prevent or delay consummation of the Merger or any of the other transactions contemplated hereby. As of the date of this Agreement, neither Parent nor Merger Sub nor any property or asset of Parent or Merger Sub is subject to any court order, writ, determination, judgment, decree, injunction determination or award of any Governmental Authority which, individually or in the aggregate, would prevent or delay consummation of the Merger or any of the other transactions contemplated hereby.

SECTION 4.05 Financing.

As of the date of this Agreement, Parent has received, and has provided to the Company, copies of, written commitments (which, as of the date of this Agreement, have not expired or been cancelled, terminated, rescinded, amended or otherwise modified) from Wells Fargo Bank, N.A. to provide, in the aggregate, monies sufficient, together with the Company’s existing available cash, for the acquisition of the shares of Company common stock pursuant to Section 2.06(a) of this Agreement and the cancellation of Company Stock Options pursuant to Section 2.07 of this Agreement, and all expenses associated with any of the foregoing (including, but not limited to, applicable broker fees and expenses), and Parent will have sufficient funds to consummate the Merger and the other transactions contemplated by this Agreement.

SECTION 4.06 Proxy Statement.

The information supplied by Parent for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting which shall have become false or misleading.

SECTION 4.07 Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub, other than any broker, finder or investment banker the fees of which will be payable solely by Parent or Merger Sub.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01 Conduct of Business by the Company Pending the Merger.

The Company agrees that during the period from the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner substantially consistent with past practice or as expressly contemplated by this Agreement or Section 5.01 of the Disclosure Schedule, and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with material customers, material suppliers and other persons with which the Company or any Subsidiary has significant business relations. By way of amplification and not limitation, except as expressly contemplated by this Agreement or Section 5.01 of the Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:

(a) amend or otherwise change its Certificate of Incorporation or By-laws;

(b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of a maximum of 1,303,814 Shares issuable pursuant to employee stock options outstanding on the date hereof) or (ii) any assets of the Company or any Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Subsidiary to the Company or any other Subsidiary;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock (provided that the Company may acquire “restricted stock” that is forfeited in accordance with its terms);

(e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any amount of assets other than the acquisition of supplies or inventory in the ordinary course of business and consistent with past practice; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets except in each case in the ordinary course of business and consistent with past practice; (iii) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $25,000 or capital expenditures which are, in the aggregate, in excess of $100,000 for the Company and the Subsidiaries taken as a whole; or (iv) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.01(e);

(f) except as provided in Section 6.13, (i) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries, wages, bonuses, incentives or benefits of employees of the Company or any Subsidiary who are not directors or officers of the Company or any Subsidiary; (ii) enter into any severance or termination agreements with any director, officer or other employee of the Company or any Subsidiary; (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

(g) except as required by GAAP or the SEC, make any material change in accounting methods, principles or practices;

(h) make, revoke or change any election, change annual accounting Tax period, adopt or change any Tax accounting method, file any material federal income Tax Return or material amendment to any federal income Tax Return unless of copies of such federal income Tax Return or material amendment have first been delivered to Parent for its review and comment at a reasonable time prior to filing (provided, however, that notwithstanding the provisions of this Section 5.01(h), the Company shall not be required to delay any required filing with the IRS or other applicable tax authority beyond such filing’s due date), enter in any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim or assessment of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any Subsidiary, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption or other action would have the effect of increasing the Tax liability of Company or any of the Subsidiaries for any period ending after the Effective Time or decreasing any Tax attribute of Company or any of the Subsidiaries existing on the Effective Time;

(i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (A) the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations reflected or reserved against in the 2005 Balance Sheet or subsequently incurred in the ordinary course of business, or (B) the payment, discharge or satisfaction of claims, liabilities or obligations not in excess of $25,000 individually or $50,000 in the aggregate;

(j) amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of any material rights of the Company or any Subsidiary thereunder, in a manner adverse in any material respect to the Company or any Subsidiary, other than in the ordinary course of business and consistent with past practice;

(k) commence or settle any Action, other than the settlement of Actions for an aggregate amount not in excess of $50,000;

(l) engage in any line of business not consistent with any of the Company’s current lines of business or abandon any existing line of business;

(m) (i) permit any material Owned Intellectual Property to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all commercially reasonable or required fees and taxes to maintain and protect its interest in any material Owned Intellectual Property, Licensed Intellectual Property, License or Company IT Systems, (ii) sell, assign or grant any security interest in or to any material Owned Intellectual Property, Licensed Intellectual Property, License or Company IT Systems, other than sales of non exclusive licenses therein in the ordinary course of business, (iii) grant to any third party any license with respect to any material Owned Intellectual Property, Licensed Intellectual Property or Company IT Systems, other than in the ordinary course of business or (iv) disclose, or authorize to be disclosed, any confidential Intellectual Property, unless such Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof;

(n) fail to file with the SEC in a timely manner as required under the Exchange Act and the rules and regulations promulgated thereunder (provided that any filing that is deemed timely filed pursuant Rule 12b-25 under the Exchange Act shall be deemed timely filed for this purpose) annual reports on Form 10-K, quarterly reports on Form 10-Q or Current Reports on Form 8-K required to be filed to report matters prescribed by Sections 1.03, 2.01, 2.02, 3.01, 3.02, 3.03, 4.01, 4.02(b), 5.01, 5.02, 5.03, 5.04 or 5.05 of Form 8-K; or

(o) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01 Stockholders’ Meeting.

The Company, acting through the Board, shall, in accordance with applicable law and the Company’s Certificate of Incorporation and By-laws, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as reasonably practicable following the date hereof for the purpose of considering and taking action on this Agreement and the Merger (the “Stockholders’ Meeting”) (provided, however, that in no event shall the Company hold the Stockholders’ Meeting prior to January 4, 2006 or be required to hold the Stockholders’ Meeting earlier than the thirtieth (30th) day following the mailing of the Proxy Statement to the holders of Shares entitled to vote at the Stockholders’ Meeting); and (ii) (A) subject to Section 6.04, include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to Merger Sub or Parent, the unanimous recommendation of the Board that the stockholders of the Company adopt this Agreement and (B) use its reasonable best efforts to obtain such adoption. At the Stockholders’ Meeting, Parent and Merger Sub shall cause all Shares then owned by them and their subsidiaries to be voted in favor of the adoption of this Agreement.

SECTION 6.02 Proxy Statement.

Promptly following the date hereof, the Company shall file the preliminary Proxy Statement with the SEC under the Exchange Act, and shall use its reasonable best efforts to have the preliminary Proxy Statement cleared by the SEC as promptly as practicable. Each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders’ Meeting as promptly as reasonably practicable after the later of (a) the tenth (10th) day after the filing of the preliminary Proxy Statement with the SEC or (b) the day the Company is notified by the SEC that (i) it will not be reviewing the Proxy Statement or (ii) that it has no further comments on the preliminary Proxy Statement.

SECTION 6.03 Access to Information; Confidentiality.

(a) Upon reasonable prior notice, the Company and each Subsidiary shall furnish Parent and Merger Sub and the financing sources of Parent or Merger Sub with such financial, operating and other data and information as Parent or Merger Sub, through its officers, employees or agents, may reasonably request and afford the officers, employees, agents and financing sources of Parent and Merger Sub access on a reasonable basis at reasonable times to the officers, employees, properties and other facilities of the Company and the Subsidiaries, for the purposes of securing financing, consummating the transactions contemplated by this Agreement and engaging in integration-planning activities, in each case to the extent permitted by applicable Law.

(b) All information obtained by Parent or Merger Sub pursuant to this Section 6.03 shall be kept confidential in accordance with the Mutual Non-Disclosure Agreement, dated July 11, 2005 (the “Confidentiality Agreement”), by and between Parent and the Company.

(c) No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

SECTION 6.04 No Solicitation of Transactions.

(a) The Company agrees that (i) the Company and each of the Subsidiaries, and the officers and directors of the Company and each of the Subsidiaries, and any investment banker, attorney or accountant retained by the Company or any of the Subsidiaries will not, directly or indirectly, and (ii) the Company will not authorize or knowingly permit, and will use its reasonable best efforts to cause, any other agents, employees, advisors and representatives of the Company and the Subsidiaries not to, directly or indirectly: (x) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information) any inquiries or the making of any proposal of offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or (y) enter into or maintain or continue discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction, or (z) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement or commitment contemplating or otherwise relating to any Competing Transaction. The Company shall notify Parent as promptly as reasonably practicable (and in any event within one (1) business day after the Company attains knowledge thereof), orally and in writing, if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made, specifying the material terms and conditions thereof and the identity of the party making such proposal or offer or inquiry or contact (including material amendments or proposed material amendments). As of the date of this Agreement, the Company shall, and shall direct or cause its and the Subsidiaries’ directors, officers, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may have been conducted heretofore with respect to a Competing Transaction. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party; provided that the Company may waive the confidentiality provisions of any such agreement to the extent such a waiver is in the ordinary course of its business consistent with past practice.

(b) Notwithstanding anything to the contrary in this Section 6.04, the Board may furnish information to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction, if the Board has (i) determined, in its good faith judgment (after having consulted with its financial advisor), that such proposal or offer is, or could reasonably be expected to result in, a Superior Proposal, (ii) determined, in its good faith judgment after consultation with independent legal counsel (who may be the Company’s regularly engaged independent legal counsel), that, in light of such proposal or offer, the furnishing of such information or entering into discussions is required to comply with its fiduciary obligations to the Company and its stockholders under applicable Law, (iii) provided written notice to Parent of its intent to furnish information or enter into discussions with such person at least two (2) business days prior to taking any such action, and (iv) obtained from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement).

(c) Except as set forth in this Section 6.04(c), neither the Board nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Board or any such committee of this Agreement, the Merger or any other Transaction (a “Change in the Company Recommendation”) or approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any Competing Transaction. Notwithstanding the foregoing, or anything else to the contrary contained herein, if the Board determines, in its good faith judgment prior to the time of the Stockholders Meeting and after consultation with independent legal counsel (who may be the Company’s regularly engaged independent legal counsel), that it is required to make a Change in the Company Recommendation to comply with its fiduciary obligations to the Company and its stockholders under applicable Law, the Board may make a Change in the Company Recommendation; provided, however, that the Board may make a Change in the Company Recommendation as a result of a Superior Proposal only (i) after providing written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and indicating that the Board intends to effect a Change in the Company Recommendation and the manner in which it intends (or may intend) to do so, (ii) if Parent does not, within four (4) business days of Parent’s receipt of the Notice of Superior Proposal, make an offer that the Board determines, in its good faith judgment (after having consulted with its financial advisor) to be at least as favorable to the Company’s stockholders as such Superior Proposal.

SECTION 6.05 Directors’ and Officers’ Indemnification and Insurance.

(a) If the Merger is consummated, for six years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless, the present and former officers and directors of the Company (the “Company Indemnified Persons”) in respect of acts or omissions occurring prior to the Effective Time to the fullest extent permitted or provided under (i) the Company’s Certificate of Incorporation and By-laws as in effect on the date of this Agreement and (ii) any indemnification agreements between the Company and such Company Indemnified Persons in effect on the date of this Agreement ((i) and (ii) collectively, the “Company Indemnification Provisions”). In connection therewith Parent shall advance expenses to the Company Indemnified Persons as incurred to the fullest extent provided for under the Company Indemnification Provisions, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification under the DGCL. Any claims for indemnification made under this Section 6.05(a) on or prior to the sixth (6th) anniversary of the Effective Time shall survive such anniversary until the final resolution thereof.

(b) For a period of six years from and after the Effective Time (the “Indemnification Period”), Parent shall cause to be maintained in effect the current policies of directors’ and officers’ and fiduciary liability insurance maintained by the Company, including with respect to claims arising from facts or events which occurred on or before the Effective Time (including those related to this Agreement and the transactions contemplated hereby); provided, however, that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to former officers and directors of the Company; and provided, further, that if the aggregate annual premium for such policies at any time during the Indemnification Period will exceed 175% of the per annum rate paid by the Company and its Subsidiaries as of the date of this Agreement for such policies, then Parent shall only be required to provide the maximum coverage on substantially equivalent terms as is then available at an aggregate annual premium equal to 175% of such rate. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if, prior to the Closing, the Company shall have purchased (and the Company is hereby expressly authorized to purchase) fully prepaid “tail” policies under the Company’s existing directors’ and officers’ liability insurance policies, such “tail” policies to (i) provide for aggregate coverage and amounts equal to the aggregate coverage provided under the Company’s current directors’ and officers’ liability insurance policies, (ii) be effective for the Indemnification Period, and (iii) otherwise be on terms and conditions reasonably acceptable to the Board of Directors of the Company, provided that the aggregate premium therefor may not exceed $200,000 (and if the aggregate premium for such policies for the Indemnification Period would exceed $200,000, then the Company may purchase such coverage as is available for an aggregate premium of $200,000). During the Indemnification Period, the Surviving Corporation shall (x) maintain such policies in full force and effect, (y) not amend or otherwise modify any of such policies or take any action that would result in the cancellation, termination, amendment or modification of any of such policies, and (z) continue to honor its obligations under such policies.

(c) The provisions of this Section 6.05 are (i) intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Person (it being expressly agreed that the Company Indemnified Persons to whom this Section 6.05 applies shall be third party beneficiaries of this Section 6.05), and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have pursuant to Law, by contract or otherwise. The obligations of Parent under this Section 6.05 shall not be terminated or modified in such a manner as to adversely affect the rights of any Company Indemnified Person under this Section 6.05 without the consent of such affected Company Indemnified Person.

(d) This Section 6.05 shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Company Indemnified Persons. Without limiting the foregoing, if the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or its assets assume the obligations set forth in this Section 6.05.

(e) This Section 6.05 is intended to be for the benefit of and to grant third party rights to the Company Indemnified Persons, whether or not parties to this Agreement, and each of the Company Indemnified Persons shall be entitled to enforce the covenants contained herein. The parties hereto agree that irreparable damage would occur to the Company Indemnified Persons in the event that any of the provisions of Section 6.05(b) were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the Company Indemnified Persons shall be entitled to an injunction or injunctions (without the necessity of posting any bond or other security) to prevent breaches of Section 6.05(b), this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 6.06 Notification of Certain Matters.

The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which reasonably could be expected to cause any representation or warranty contained in this Agreement and made by such person to be untrue or inaccurate in any material respect, (b) any failure of the Company, Parent or Merger Sub, as the case may be, to comply in all material respects with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder and (c) any other material development relating to the business, prospects, financial condition or results of operations of the Company and the Subsidiaries; provided, however, that the delivery of any notice pursuant to this Section 6.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 6.07 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Merger; provided that neither Merger Sub nor Parent will be required by this Section 6.07 to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (A) requires the divestiture of any assets of any of Merger Sub, Parent, the Company or any of their respective subsidiaries or (B) limits Parent’s freedom of action with respect to, or its ability to retain, the Company and the Subsidiaries or any portion thereof or any of Parent’s or its affiliates’ other assets or businesses. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

(b) Each of the parties hereto agrees to cooperate and use its reasonable best efforts (i) to vigorously contest and resist (including without limitation, defense through litigation on the merits) any Action, including administrative or judicial Action, challenging this Agreement, the Merger or any of the transactions contemplated hereby, or otherwise seeking to make illegal or to restrict, prevent, prohibit or delay the consummation of the Merger or any of the other transactions contemplated hereby and (ii) to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Merger or any of the other transaction contemplated hereby, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

SECTION 6.08 Subsequent Financial Statements.

The Company shall, if reasonably practicable, consult with Parent prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any report or document with the SEC after the date of this Agreement, it being understood that Parent shall have no liability by reason of such consultation; provided that, notwithstanding the provisions of this Section, the Company shall not be required to delay any required filing with the SEC beyond such filing’s due date.

SECTION 6.09 Public Announcements.

Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or the rules or regulations of any United States or non-United States securities exchange or NASDAQ. The parties have agreed upon the form of a joint press release announcing the execution of this Agreement.

SECTION 6.10 Tax Certificate.

The Company shall provide the Parent and Merger Sub, on or not more than 30 days prior to the Effective Time, a certificate (in a form reasonably satisfactory to Parent and Merger Sub) meeting the requirements of Treasury regulation sections 1.897 2(h) and 1.1445.5(b)(4)(iii).

SECTION 6.11 Employee Benefits.

As promptly as reasonably practicable after the Effective Time, Parent shall enroll those persons who were employees of the Company or the Subsidiaries immediately prior to the Effective Time and who remain employees of the Surviving Corporation or the Subsidiaries or become employees of Parent following the Effective Time (“Continuing Employees”) in Parent’s employee benefit plans for which such employees are eligible (the “Parent Plans”), including its medical plan, dental plan, life insurance plan and disability plan, to the extent permitted by the terms of the applicable Parent Plans on substantially similar terms applicable to employees of Parent who are similarly situated based on levels of responsibility. Without limiting the generality of the foregoing, Parent shall recognize the prior service with the Company of each of the Continuing Employees in connection with Parent’s PTO policy, and in connection with Parent’s qualified retirement plan for purposes of eligibility and vesting, to the extent permitted by such policy and Parent Plans. Notwithstanding anything in this Section 6.11 to the contrary, this Section 6.11 shall not operate to (a) duplicate any benefit provided to any Continuing Employee or to fund any such benefit not previously funded, (b) except as provided for in Section 6.13, require Parent to continue in effect any Plans or any severance plan or other employee benefit plan of Parent (or prevent the amendment, modification or termination thereof) following the Effective Time for Parent’s employees, including the Continuing Employees, or (c) be construed to mean the employment of the Continuing Employees is not terminable by Parent at will at any time, with or without cause, for any reason or no reason.

SECTION 6.12 Termination of Certain Benefit Plans.

To the extent requested in writing by Parent no later than ten business days prior to the Closing, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the date immediately preceding the Closing, any Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (each, a “Company 401(k) Plan”) in accordance with the provisions of such Company 401(k) Plan and applicable Law. If Parent requests that any such Company 401(k) Plan be terminated, the Board shall adopt resolutions authorizing the termination of such Company 401(k) Plan effective no later than the day immediately preceding the Closing, such resolutions to be subject to review and approval by Parent’s counsel.

SECTION 6.13 Severance; Retention Bonuses.

Parent, Merger Sub and the Company agree that each of the employees of the Company listed on Section 6.13 of the Disclosure Schedule shall be entitled to receive a “retention bonus” or similar compensation and/or severance or termination benefits in the amounts and otherwise on such terms and conditions set forth in Section 6.13 of the Disclosure Schedule. At or prior to the Effective Time, the Company and the Subsidiaries may enter into agreements and/or Plans with such employees with respect to such compensation and/or benefits, and from and after the Effective Time, the Surviving Corporation or Parent shall, and shall cause its affiliates to, honor and assume, in accordance with their terms, all such agreements and/or Plans.

SECTION 6.14 401(k) Matching Contributions.

The Company, Parent and Merger Sub agree that, promptly after December 31, 2005 and prior to any termination required under Section 6.12, the Company or the Surviving Corporation, as applicable, shall make the “Matching Contributions” (as defined in the Company 401(k) Plan) to the accounts of all employees of the Company that are participants in any Company 401(k) Plan as of December 31, 2005, and that such Matching Contributions shall be the maximum amounts permitted under such Company 401(k) Plan, whether or not the Effective Time has occurred on or prior to the date of payment of such Matching Contributions.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01 Conditions to the Merger.

(a) The obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(i) Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of the Company.

(ii) No Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Merger Sub or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Merger.

(b) The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following additional conditions, any of which may be waived in writing by the Company:

(i) The representations and warranties of Parent set forth herein (other than in Section 4.02) (A) that are qualified as to Material Adverse Effect shall be true an correct and (B) that are not so qualified as to Material Adverse Effect shall be true and correct, in each case both when made and at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of a particular date, in which case as of such date), except to the extent such that the failure of such representations and warranties referred to in clause (B) to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and at the Closing the Company shall have received a certificate to such effect executed by an executive officer of Parent.

(ii) The representations and warranties of Parent set forth in Section 4.02 shall be true and correct both when made and at and as of the Closing, as if made at and as of such time and at the Closing the Company shall have received a certificate to such effect executed by an executive officer of Parent.

(iii) Parent shall have performed and complied in all material respects with all of its covenants contained in Article VI on or before the Closing (to the extent that such covenants require performance by Parent on or before the Closing).

(c) The respective obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following additional conditions, any of which may be waived in writing by Parent and Merger Sub:

(i) The representations and warranties of the Company set forth herein (other than in Section 3.03 (excluding the last sentence of Section 3.03(a)) and Section 3.04) (A) that are qualified as to Material Adverse Effect shall be true and correct and (B) that are not so qualified as to Material Adverse Effect shall be true and correct, in each case both when made and at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of a particular date, in which case as of such date), except to the extent such that the failure of such representations and warranties referred to in clause (B) to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and at the Closing Parent shall have received a certificate to such effect executed by the chief executive officer and the principal financial officer of the Company.

(ii) The representations and warranties of the Company set forth in Section 3.03 (excluding the last sentence of Section 3.03(a)) and Section 3.04 shall be true and correct (other than in the case of Section 3.03, any de minimus failure not to exceed 0.3% of the outstanding Company Common Stock to be true and correct) both when made and at and as of the Closing Date, as if made at and as of such time, and at the Closing Parent shall have received a certificate to such effect executed by the chief executive officer and the principal financial officer of the Company.

(iii) The Company shall have performed and complied in all material respects with all of its covenants contained in Article V at or before the Closing (to the extent that such covenants require performance by the Company at or before the Closing), and at the Closing Parent shall have received a certificate to such effect executed by the chief executive officer and the principal financial officer of the Company.

(iv) No litigation or proceeding shall be threatened in writing or pending (i) for the purpose or with the probable effect of making illegal or enjoining the consummation of the Merger or other transactions contemplated by this Agreement, (ii) seeking any action or result as set forth in Section 7.01(a)(ii).

(v) The Company and the Subsidiaries shall have cash and cash equivalents in an aggregate amount in excess of $10,500,000.

(vi) The Company shall have received written resignations from all of the incumbent members of the Board, such resignations to take effect upon the Effective Time.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination.

This Agreement may be terminated at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, which action (A) in the case of Section 8.01(a), Section 8.01(b)(i), Section 8.01(b)(ii), Section 8.01(c) and Section 8.01(d), may be taken or authorized before or after the Stockholders’ Meeting, (B) in the case of Section 8.01(e) and Section 8.01(f), may be taken or authorized only before the Stockholders’ Meeting, and (C) in the case of Section 8.01(b)(iii), may be taken or authorized only after the Stockholders’ Meeting where a vote was taken:

(a) by mutual written consent of the Company and Parent, if the Board of Directors of each so determines;

(b) by written notice of either the Company or Parent (as authorized by the Board of Directors of the Company or Parent, as applicable):

(i) if the Merger shall not have been consummated by March 31, 2006, provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by such date;

(ii) if a Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or the other transactions contemplated by this Agreement, which order, decree, ruling or other action is final and nonappealable, provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, such action;

(iii) if the Company Stockholder Approval shall not have been obtained at the Stockholders’ Meeting, or at any adjournment or postponement thereof, at which the vote thereon was taken; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(iii) shall not be available to the Company where the failure to obtain the Company Stockholder Approval shall have been caused by the failure of the Company to comply with any provision of this Agreement or a breach of any Voting Agreement by any party thereto other than Parent or Merger Sub;

(c) by the Company (as authorized by the Board) upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 7.01(b)(i) or Section 7.01(b)(ii) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and in any such case such breach shall be incapable of being cured or shall not have been cured in all material respects within thirty (30) days after written notice thereof shall have been received by Parent;

(d) by Parent (as authorized by its Board of Directors) upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.01(c)(i) or Section 7.01(c)(ii) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and in any such case such breach shall be incapable of being cured or shall not have been cured in all material respects within thirty (30) days after written notice thereof shall have been received by the Company;

(e) by Parent (as authorized by its Board of Directors), at any time prior to Company Stockholder Approval, if the Company, the Board or any committee thereof, for any reason, shall have (i) failed to call or hold the Company Stockholders’ Meeting in accordance with Section 6.01, (ii) failed to include in the Proxy Statement the unanimous recommendation of the Board that the stockholders of the Company approve this Agreement and the Merger, (iii) effected a Change in the Company Recommendation, (iv) approved or recommended any Competing Transaction, (v) failed to reconfirm the unanimous recommendation of the Board that the stockholders of the Company approve this Agreement and the Merger within ten (10) business days of receipt of a written request from Parent to do so after the public disclosure of a Competing Transaction or (vi) failed, within ten (10) business days after any tender or exchange offer relating to Company Common Stock commenced by any third Person shall have been first published, sent or given, to have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act a statement disclosing that the Board of Directors of the Company recommends rejection of such tender offer or exchange offer; or

(f) by the Company (as authorized by the Board), in order to enter a definitive acquisition agreement providing for a Superior Proposal immediately after the termination of this Agreement, if the Board (or any special committee thereof) in response to such Superior Proposal that did not follow a breach of Section 6.04 has effected a Change in the Company Recommendation in accordance with Section 6.04, provided that simultaneously with such termination the Company pays the Termination Fee in accordance with Section 8.03.

SECTION 8.02 Effect of Termination.

In the event of termination of this Agreement as provided in Section 8.01 hereof and any payment of a Termination Fee to the extent required by Section 8.03, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties, except (a) as set forth in Section 6.03(b) (Confidentiality), this Section 8.02 (Effect of Termination) and Section 8.03 (Payments), as well as Article IX (General Provisions) to the extent applicable to such surviving sections, each of which shall survive termination of this Agreement, and (b) that nothing herein shall relieve any party from any further liability for any breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

SECTION 8.03 Payments.

(a) Payments by the Company. In the event that this Agreement is terminated by the Company pursuant to Section 8.01(b)(iii) or by Parent pursuant to any of Section 8.01(b)(iii), Section 8.01(d) (but, in the case of Section 8.01(d), only if such termination is due to an intentional breach of any representation, warranty or covenant by the Company), or Section 8.01(e), the Company shall promptly, but in no event later than two business days after the date of such termination (subject to the further provisions of this Section 8.03(a)), pay Parent a fee equal to $2,000,000 (the “Termination Fee”); provided, that in the case of a termination pursuant to Section 8.01(b)(iii), Section 8.01(d) (but, in the case of Section 8.01(d), only if such termination is due to a willful or intentional breach of any representation, warranty or covenant by the Company), Section 8.01(e)(v) or Section 8.01(e)(vi), the Termination Fee shall be payable only if following the date of this Agreement and prior to such termination, (A) any Person shall have proposed to the Company or its stockholders, or publicly announced, a Competing Transaction with respect to the Company and (B) within nine (9) months following termination of this Agreement, (i) any Competing Transaction with respect to the Company is consummated or (ii) the Company enters into a contract providing for any Competing Transaction, then such fee payment is to be made concurrently with the earlier of the consummation of such Competing Transaction or the execution of such contract, as applicable. In the event that this Agreement is terminated by the Company pursuant to Section 8.01(f), the Company shall, in order to effect such termination, pay Parent the Termination Fee concurrently with the termination of this Agreement.

(b) Payments by Parent. In the event that this Agreement is terminated by the Company or Parent pursuant to Section 8.01(b)(i) or Section 8.01(b)(ii) (but in the case of either Section 8.01(b)(i) or 8.01(b)(ii), only if (A) the Company Stockholder Approval has occurred and (B) the condition to closing set forth in Section 7.01(c)(v) shall be satisfied as of the date of such termination) or by the Company pursuant to Section 8.01(c) (but in the case of Section 8.01(c), only if such termination is due to a willful or intentional breach of any representation, warranty or covenant by Parent), Parent shall promptly, but in no event later than two business days after the date of such termination, pay the Company a fee equal to the Termination Fee.

(c) Interest and Costs. All payments under this Section 8.03 shall be made by wire transfer of immediately available funds to an account designated by Parent or the Company, as applicable. The Company and Parent acknowledge that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither the Company nor Parent would enter into this Agreement. Accordingly, if the Company or Parent fails to pay in a timely manner the amounts due pursuant to this Section 8.03 and, in order to obtain such payment, Parent, or the Company, as applicable, makes a claim that results in a judgment against the Company or Parent, as applicable, the Company or Parent, as applicable, shall pay to Parent or Company, as applicable, its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.03 at the rate of interest per annum publicly announced by Bank of America as its prime rate, as in effect on the date such payment was required to be made. Payment of the fees described in this Section 8.03 shall not be in lieu of damages incurred in the event of breach of this Agreement.

(d) Fees and Expenses. Except as set forth in this Section 8.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent shall pay any necessary filing fees, and expenses (other than legal and accounting expenses) for any reports and forms to be submitted to any Governmental Authority under any merger control laws or regulations pursuant to Section 6.07(a), and the Company shall pay the filing, printing and mailing fees and expenses payable on account of the Proxy Statement.

SECTION 8.04 Amendment.

Subject to applicable Law, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement and the Merger by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 8.05 Waiver.

Subject to applicable Law, at any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01 Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.01):

if to Parent or Merger Sub:

Natus Medical Incorporated

1501 Industrial Road

San Carlos, CA 94070

Telecopier No.: (650) 802-6630

Attention: James B. Hawkins, President and Chief Executive Officer

with a copy to:

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Telecopier No. (650) 938-5200

Attention: Daniel J. Winnike

if to the Company:

Bio-logic Systems Corp.

One Bio-logic Plaza

Mundelein, IL 60060

Telecopier No.: (847) 949-8615

Attention: Gabriel Raviv, Ph.D., Chariman and Chief Executive Officer

                  Roderick G. Johnson, President and Chief Operating Officer

with a copy to:

Katten Muchin Rosenman LLP

525 W. Monroe Street

Chicago, IL 60661

Telecopier No. (312) 577-8858

Attention: Mark D. Wood

SECTION 9.02 Severability.

If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger and the other transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 9.03 Entire Agreement; Assignment.

This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Disclosure Schedule, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, representations, conditions, covenants and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall survive any termination of this Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).

SECTION 9.04 Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as set forth in Section 6.05 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 9.05 Specific Performance.

The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, without the necessity of posting bond or other security and without the necessity of showing actual damages, in addition to any other remedy at law or equity.

SECTION 9.06 Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

SECTION 9.07 Waiver of Jury Trial.

Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Merger. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Merger, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.07.

SECTION 9.08 Headings.

The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.09 Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.10 Non-Survival of Representations and Warranties.

The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the

Effective Time, and only the covenants that by their terms survive the Effective Time and the provisions of this Article IX shall survive the Effective Time.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NATUS MEDICAL INCORPORATED

By:	/S/ JAMES B. HAWKINS
James B. Hawkins
President and Chief Executive Officer

SUMMER ACQUISITION CORPORATION

By:	/S/ JAMES B. HAWKINS
James B. Hawkins
President

BIO-LOGIC SYSTEMS CORP.

By:	/S/ GABRIEL RAVIV, PH.D.
Gabriel Raviv, Ph.D.
Chairman and Chief Executive Officer

EXHIBIT A-1

Lawrence D. Damron

Pamela S. Johnson

Roderick G. Johnson

Albert Milstein

Craig W. Moore

Dorit Raviv

Gabriel Raviv, Ph.D.

Raviv Family Limited Partnership

EXHIBIT A-2

Form of Voting Agreement

EXHIBIT B

Form of Certificate of Merger

CERTIFICATE OF MERGER

OF

SUMMER ACQUISITION CORPORATION

WITH AND INTO

BIO-LOGIC SYSTEMS CORP.

Pursuant to Section 251(c) of the General Corporation Law of the State of Delaware

Bio-logic Systems Corp., a Delaware corporation (“Bio-logic”), does hereby certify to the following facts relating to the merger (the “Merger”) of Summer Acquisition Corporation, a Delaware corporation (“Summer”), with and into Bio-logic, with Bio-logic remaining as the surviving corporation of the Merger (the “Surviving Corporation”):

FIRST:	Bio-logic is incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”). Summer is incorporated pursuant to the DGCL. Bio-logic and Summer are the constituent corporations in the Merger.

SECOND:	An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by Bio-logic and by Summer in accordance with the provisions of subsection (c) of Section 251 of the Delaware General.

THIRD:	The Surviving Corporation of the Merger shall be Bio-logic.

FOURTH:	Upon the effectiveness of the Merger, the Restated Certificate of Incorporation of Bio-logic, the Surviving Corporation, shall be amended and restated to read in its entirety as set forth in Exhibit A attached hereto.

FIFTH:	The Surviving Corporation is a corporation formed and existing under the laws of the State of Delaware.

SIXTH:	The executed Agreement and Plan of Merger is on file at the principal place of business of Bio-logic, the Surviving Corporation, at One Bio-logic Plaza, Mundelein, IL 60060.

SEVENTH:	A copy of the executed Agreement and Plan of Merger will be furnished by Bio-logic, the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation of the Merger.

This Certificate of Merger shall become effective on                                 .

IN WITNESS WHEREOF, Bio-logic has caused this Certificate of Merger to be executed by its duly authorized officers as of                                 .

Bio-logic Systems Corp.

By:

Name:

Its: